Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES SECOND QUARTER 2005 RESULTS

New York, NY – August 18, 2005 - Advanstar Communications Inc., a leading provider of integrated marketing solutions, today reported operating results for the second quarter and six months ended June 30, 2005.

Second Quarter Overview

Advanstar’s results for the second quarter of 2005 reflect the effects of the Company’s sale of certain assets to Questex Media Group, a subsequent corporate restructuring and the repurchase of a portion of the Company’s debt using the asset sale proceeds.

On May 23, 2005, Advanstar completed the sale of its Information Technology & Communications, Travel & Hospitality, Beauty, Home Entertainment, Abilities and Portfolio groups to Questex and streamlined its business to focus on publishing, tradeshow and other operations within its Fashion, Life Sciences and Powersports groups.  The sale resulted in the Company recording a $53.0 million gain in the second quarter on the sale of these assets.

Following the sale of assets to Questex, the Company began a corporate restructuring process, which included a workforce and leased office space reduction.  The reduction of leased office space in New York, Milford, Connecticut and Santa Ana, California resulted in a charge of $0.8 million in the second quarter for future facility rental payments, net of expected sublease income. Workforce reductions resulted in a second quarter charge of $1.2 million for severance costs.  The workforce reduction is expected to be completed by the end of the year, with severance payments continuing into 2006.  Additional charges of approximately $0.7 million related to the restructuring are expected to be recorded in future quarters of 2005.  The estimated annualized cost savings of the Company’s restructuring is approximately $9 million.

During the second quarter, $8.7 million of the Company’s fixed rate notes and $117.8 million of floating rate notes were retired.  As a result, $12.6 million in losses were incurred in relation to the extinguishment of a portion of our debt.  Advanstar’s debt at the end of the second quarter was reduced 25% compared to the same period of 2004.

Joe Loggia, President and CEO of Advanstar said, “The second quarter was a period of significant activity for Advanstar, as we implemented several strategic initiatives to strengthen our business.  First, our successful disposition of certain non-core assets firmly focuses our business on markets where our product positions, teams and core competencies converge with market and industry dynamics to maximize our potential.  Second, we began the process of restructuring our organization, which will enhance our operational effectiveness, generate significant cost savings and better position the Company for long-term growth.  And third, we reduced our debt.

“Advanstar’s current portfolio in Fashion, Life Sciences and Powersports includes premier tradeshows and conferences and leading publications.  Our plan is to continue to grow and diversify our revenue streams by developing innovative products that fill gaps along the communications supply chain and improve the connection between our customers and theirs.  We have already implemented several new initiatives aimed at growing categories within our existing products and markets and we have also launched several new products into adjacent markets.”

Advanstar will host a conference call today to review corporate developments and financial results from the second quarter of 2005 as well as to present a summary of financial results for assets sold to Questex Media Group and Advanstar’s continuing business.  The Company has posted additional information under “Presentations” in the Investor Relations section of its website at www.advanstar.com which outlines financial results for assets sold to Questex Media Group and Advanstar’s continuing business and reconciles those financial results to GAAP.

Second Quarter Financial Results

Revenue from continuing operations in the second quarter of 2005 declined 0.4% to $56.0 million from $56.2 million in the second quarter of 2004.  The slight decrease in revenue was primarily due to softness in the Life Sciences publishing group.  Revenue from continuing operations in the first half of 2005 increased to $146.6 million from $141.7 million in the same period of the prior year.

Operating loss from continuing operations was $3.5 million in the second quarter of 2005, even with the same period of 2004.  Operating loss in the second quarter of 2005 includes the aforementioned charges related to the Company’s restructuring.

Operating income from continuing operations in the first half of 2005 declined 6.8% to $18.2 million from $19.5 million in 2004.  This decline is primarily due to the aforementioned restructuring charges, along with planned investments in new initiatives in the Life Sciences and Powersports operating groups.

Net income in the second quarter was $15.5 million compared to a net loss of $27.8 million in the second quarter of 2004.  Net income in the second quarter of 2005 includes results of assets sold to Questex, which are reported separately as discontinued operations, as well as the $53.0 million gain we recorded on the sale of these assets.  This gain was partially offset by the aforementioned loss related to the extinguishment of a portion of the Company’s debt.  Net loss in the second quarter of 2004 includes the results of assets sold to Questex in May 2005 and those of a joint venture in France and German trade show business. These joint ventures were sold in 2004 and are also reported separately as discontinued operations.

Net income in the first half of 2005 was $21.7 million compared to a net loss of $11.7 million in the first half of 2004.  In addition to second quarter items already noted, net income in the first half of 2005 reflects the favorable impact of a cumulative effect of a $4.6 million accounting change related to the consolidation of Advanstar.com (adoption of FASB Interpretation No. 46R “Consolidation of Variable Interest Entities,” which became effective for us on January 1, 2005).  Net income in the first half of 2004 includes the results of the Company’s Art trade show and publications, as well as the joint venture in France and German trade show business which were sold in 2004 and are reported separately as discontinued operations.

Cash used in operating activities increased $9.9 million to $13.6 million in the first half of 2005 from $3.7 million in the same period last year, due primarily to the extinguishment of a portion of the Company’s debt, severance payments associated with restructuring activities, and the sale of assets to Questex.

EBITDA from continuing operations in the second quarter of 2005 declined 16.9% to $6.1 million from $7.3 million in the same period of the prior year, due primarily to the second quarter 2005 restructuring charges.  EBITDA from continuing operations in the first half of 2005 declined 5.8% to $37.7 million from $40.0 million in the first half of last year, due primarily to the second quarter 2005 items already noted and investments made in the Life Sciences and Powersports operating groups.

Second Quarter Segment Operating Summary

Trade Shows and Conferences:

Revenue from trade shows and conferences increased 15.6% to $11.9 million in the second quarter 2005 from $10.3 million in the second quarter of 2004, primarily due to growth from the Licensing International trade show and the launch of new conferences in the Life Sciences group.  Licensing International revenue increased 13.7% on a 6.7% increase in square footage to 194,385 square feet with strong conference programs and sponsorship support. The Life Sciences group launched nine new IVT pharmaceutical conferences and the first dental conference, adding to the growing portfolio of events.  These launches contributed $2.0 million to revenue in the second quarter of 2005.  The increased revenue generated from these tradeshows and conferences was partially offset by the shift of four conferences to the last half of 2005 that ran in the second quarter of 2004.

Contribution margin from trade shows and conferences declined 9.8% to $3.6 million from $4.0 million in the second quarter of 2004.  The second quarter of 2005 reflects $1.5 million in contribution improvement attributable to Licensing International growth, the new IVT pharmaceutical conferences and the dental conference.  This increase was partially offset by staff costs related to various new business launches in the Powersports group and the previously noted shift of four conferences to the second half of 2005.

Publications:

Revenue from publications in the second quarter of 2005 declined 6.0% to $39.5 million from $42.1 million in the second quarter of 2004.  Revenue from Healthcare custom projects declined $3.1 million in the quarter due to the continued impact from the restructuring of the Life Sciences operating group. Additionally, the veterinary and specialty healthcare markets saw a softening of market spending in the first half of 2005.  These revenue declines were partially offset by a $1.6 million increase in revenue from our publications serving the automotive, pharmaceutical and dental markets, and $0.4 million from the launch in September 2004 of Dirt Sports and Off Road Business magazines.

Contribution margin from publications declined 7.8% to $13.2 million from $14.3 million in the second quarter of 2004.  The decrease is primarily due to the decline in revenue discussed above, and increased paper and selling costs.  Selling costs increased as a result of the launch of Dirt Sports and Off-Road Business.

Direct Marketing Products and Other:

Revenue from direct marketing products and other increased 17.2% in the second quarter to $4.6 million from $3.9 million in the same period of 2004.  This increase is due to the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which requires consolidation of the results of the Company’s affiliate, Advanstar.com.

Contribution margin for direct marketing products and other increased to $1.0 million from $0.3 million in the second quarter of 2004, due to the consolidation of Advanstar.com.

General and Administrative:

General and administrative costs increased 6.7% to $9.7 million in the second quarter from $9.1 million in the same period of 2004.  The increase is due to $0.3 million in contingent employee compensation related to the 2004 IVT acquisition earn-out and $0.3 million of increased costs, resulting from the consolidation of the results of Advanstar.com upon the adoption of FASB Interpretation No. 46R, as discussed above.

Six-Month Period Segment Operating Summary

Trade Shows and Conferences:

Revenue from trade shows and conferences increased 10.9% to $64.2 million from $57.9 million in the first half of 2004.  Revenue from the Company’s three largest events, MAGIC, Dealer Expo, and Licensing International increased $4.9 million, or 10.5%, compared to the first half of 2004.  MAGIC grew by 3.8% over the spring of 2004 to 897,400 square feet, Licensing International increased 6.7% to 194,385 square feet and Dealer Expo increased 1.7% to 328,300 square feet.  The Company also launched the Off-Road Impact tradeshow and conference complementing the 2004 launches of Dirt Sports and Off-Road Business magazines, 11 new IVT pharmaceutical conferences and a dental conference, Digital Radiography Congress.  These launches generated revenue of $2.8 million in the first half of 2005.  The increased revenue generated from these trade shows and conferences was partially offset by the shift of three conferences from the second quarter of 2004 to the last half of 2005 and holding one less IMS motorcycle event in the first half of 2005.

Contribution margin from trade shows and conferences increased 5.8% to $36.9 million in the first half of 2005 from $34.9 million in the same period last year.  The first half of 2005 reflects an increase in contribution margin of $3.4 million, or 12.9%, from MAGIC, Dealer Expo and our Licensing International event.  The trade show and conferences launched during the first six months of 2005 generated $0.8 million in contribution margin in the period.  The increase in contribution margin was partially offset by the shift in timing of the three IVT conferences and staffing and other direct costs to support our first quarter launch of the Off-Road Impact tradeshow and conference.

Publications:

Revenue from publications in the first half of 2005 declined 3.8% to $73.6 million from $76.5 million in the first half of 2004.  Advertising pages declined by 58 pages or 0.5% in the first half of 2005.  Revenue from Healthcare custom projects declined $3.6 million in the first six months of 2005, attributable in part to the restructuring of the Life Sciences operating group.  There was also a softening in the pace of market spending in the veterinary and healthcare specialty markets.  These revenue declines were partially offset by a $2.7 million, or 11.7%, increase in revenue from publications serving the automotive, dental and pharmaceutical markets, and $0.6 million from Dirt Sports and Off-Road Business magazines, which were launched in September 2004.

Contribution margin from publications declined 8.8% in the first half of 2005 to $23.0 million from $25.2 million in the same period of 2004.  The decrease is primarily due to a decline in revenue, as well as increased paper and selling costs.  Selling costs increased as a result of the launch of Dirt Sports and Off-Road Business.

Direct Marketing Products and Other:

Revenue from direct marketing products and other increased 19.5% to $8.7 million from $7.3 million in the first half of 2004.  This increase is due to the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which required us to consolidate the results of our affiliate, Advanstar.com.

Contribution margin for the direct marketing products and other segment increased 16.3% to $2.1 million in the first half of 2005 from $1.8 million in the same period last year, due to the consolidation of Advanstar.com.

General and Administrative:

General and administrative costs increased 16.7% to $22.3 million from $19.1 million in the first six months of 2004, due to: 1) investments in our Life Sciences group management team; 2) costs related to strategic consulting and marketing initiatives; 3) costs related to Sarbanes-Oxley compliance; 4) $0.6 million contingent employee compensation payment related to the IVT acquisition; and 5) $0.7 million of increased costs due to the consolidation of the results of Advanstar.com upon the adoption of FASB Interpretation No. 46R, as discussed above.

Discontinued Operations

Income from discontinued operations was $44.9 million in the second quarter of 2005 compared to a loss from discontinued operations of $7.8 million in the second quarter of 2004.  Income from discontinued operations was $44.0 million in the first half of 2005 compared to income of $4.1 million in the first half of 2004.  These results are reported separately as discontinued operations and are not included in reported revenue, contribution margin or EBITDA.

On May 23, 2005, Advanstar Communications Inc, our parent company and certain affiliates (Advanstar Expositions Canada Limited and Advanstar.com) completed the sale of business assets and liabilities associated with our tradeshows and conferences, trade publications and direct marketing products in our Information Technology & Communications, Travel & Hospitality, Beauty, Home Entertainment, Abilities and Portfolio groups, including the shares of the Company’s Hong Kong subsidiaries (the “Sold Portfolio Group”).  The shares of the Company’s Brazilian subsidiary were sold in July 2005 after receipt of final regulatory approval.  Collectively, the Sold Portfolio Group and Brazilian subsidiary are referred to as the “Portfolio Group.”  A gain of $53.0 million on the sale of these assets was recorded in the second quarter of 2005.

The sale price for these assets and shares was $185 million in cash, plus the assumption by the purchaser of certain liabilities (including, without limitation, deferred revenue liabilities), less a $7 million working capital adjustment payable to the purchaser plus a post-closing distribution to us from the Brazilian subsidiary, subject to regulatory approval.  $7.8 million of the sale price was held in escrow until the completion of the sale of our Brazilian subsidiary.  In August 2005, $7.8 million was released from escrow.

Revenues of the Portfolio Group, included in discontinued operations, were $25.5 million and $49.0 million for the three and six months ended June 30, 2005 and $26.1 million and $57.0 million for the three and six months ended June 30, 2004.

In the second quarter of 2005, the last remaining East Coast Fashion events (the “East Coast Fashion Group”) were closed.  Revenue of the East Coast Fashion Group included in discontinued operations was $0.9 million and $2.0 million for the second quarter of 2005 and 2004, respectively, and $0.9 million and $5.2 million for the first half of 2005 and 2004, respectively.  A $2.3 million impairment charge for the remaining intangible assets of this business was also recorded in the second quarter of 2005.

In March 2004, we sold the Art industry portfolio (the “Art Group”), which included three trade shows and two publications, for $19.6 million in cash.  As a result, we recorded an after tax gain of $3.4 million.

In August 2004, the Company’s 65% interest in a French joint venture (“SeCA”) was sold for $3.1 million in cash.

During the third quarter of 2004, the Company’s German trade show business (“DMS”) was sold for $1.7 million in cash.

Conference Call Information

Advanstar will hold a conference call to review second quarter 2005 results today at 11:00 a.m. Eastern.  The call can be accessed by dialing 1-800-399-1392 with access code number 8491145.  A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion, Life Sciences and Powersports industries. Advanstar serves business professionals and consumers in these industries with its portfolio of 81 events, 57 publications and directories, 114 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has roughly 1,000 employees and currently operates from multiple offices in North America and Europe.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 29, 2005 under the heading “Certain Factors Which May Affect Future Results.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Summary Financial Information

(Unaudited)

(in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Trade shows and conferences	$11,886	$10,282	$64,201	$57,875
Publications	39,545	42,057	73,645	76,547
Direct marketing products and other	4,559	3,890	8,716	7,296
Total revenue	55,990	56,229	146,562	141,718

Contribution margin (1):
Trade shows and conferences	3,607	3,999	36,911	34,894
Publications	13,193	14,307	22,958	25,173
Direct marketing products and other	985	311	2,071	1,780
Total contribution margin	17,785	18,617	61,940	61,847

General and administrative expenses	9,712	9,103	22,254	19,074
Restructuring charge	2,015	—	2,015	—
Provision and funding of affiliated dot com company operations	—	2,225	—	2,763
Depreciation and amortization	9,520	10,803	19,477	20,491
Operating (loss) income	$(3,462)	$(3,514)	$18,194	$19,519

Net income (loss)	$15,509	$(27,781)	$21,654	$(11,681)

Cash flows provided by (used in):
Operating activities	(17,667)	(5,777)	(13,623)	(3,717)
Investing activities	165,048	(1,922)	163,523	7,775
Financing activities	(148,258)	(1,224)	(153,146)	(10,352)

Other data:
EBITDA (2)	$6,058	$7,289	$37,671	$40,010

(1)          Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)          A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

(in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$55,990	$56,229	$146,562	$141,718

Operating expenses:
Cost of production	11,293	9,918	27,519	25,085
Selling, editorial and circulation	26,912	27,694	57,103	54,786
General and administrative expenses	9,712	9,103	22,254	19,074
Restructuring charge	2,015	—	2,015	—
Provision and funding of affiliated dot com company operations	—	2,225	—	2,763
Depreciation and amortization	9,520	10,803	19,477	20,491
Total operating expenses	59,452	59,743	128,368	122,199

Operating (loss) income	(3,462)	(3,514)	18,194	19,519
Other income (expense):
Interest expense, net	(16,942)	(17,348)	(34,429)	(35,576)
Loss on extinguishment of debt	(12,581)	—	(12,581)	—
Other (expense) income, net	(38)	(85)	(21)	1,212
Loss from continuing operations before income tax expense	(33,023)	(20,947)	(28,837)	(14,845)
(Benefit) provision for income taxes	(3,680)	(975)	(1,885)	896
Loss from continuing operations before cumulative effect of accounting change	(29,343)	(19,972)	(26,952)	(15,741)
Income (loss) from operations of discontinued businesses	44,852	(7,809)	43,988	4,060
Income (loss) before cumulative effect of accounting change	15,509	(27,781)	17,036	(11,681)
Cumulative effect of accounting change	—	—	4,618	—
Net income (loss)	$15,509	$(27,781)	$21,654	$(11,681)

The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
In thousands	2005	2004	2005	2004
EBITDA	$6,058	$7,289	$37,671	$40,010
Depreciation and amortization	(9,520)	(10,803)	(19,477)	(20,491)
Operating income (loss)	(3,462)	(3,514)	18,194	19,519

Interest expense	(16,942)	(17,348)	(34,429)	(35,576)
Write-off of deferred financing costs	(12,581)	—	(12,581)	—
Other income (expense)	(38)	(85)	(21)	1,212
Benefit (provision) for income taxes	3,680	975	1,885	(896)
Cumulative effect of accounting change	—	—	4,618	—
Income (loss) from operations of discontinued businesses	44,852	(7,809)	43,988	4,060
Net income (loss)	15,509	(27,781)	21,654	(11,681)
Gain on sale of business	(53,053)	(62)	(53,053)	(1,070)
Impairment loss on intangible assets	2,272	—	2,272	—
Goodwill impairment	—	9,420	—	9,420
Cumulative effect of accounting change	—	—	(4,618)	—
Write-off of deferred financing costs	3,517	—	3,517	—
Depreciation and amortization	10,811	12,721	22,431	24,308
Deferred income taxes	7,940	3,100	10,940	3,740
Other non-cash items	1,012	1,707	2,572	1,860
Changes in operating assets and liabilities	(5,675)	(4,882)	(19,338)	(30,294)
Net cash used in operating activities	$(17,667)	$(5,777)	$(13,623)	$(3,717)

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization and depreciation less amounts attributable to minority interest.  EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information.  Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes.  Our method of computation may not be comparable to other similarly titled measures of other companies.  Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Dave Montgomery

Chief Financial Officer

Advanstar Communications

[212.723.9222]

or

Leigh Parrish, Rachel Albert

Financial Dynamics for Advanstar Communications

212.850.5651, 212. 850.5706